Exhibit 5


(202) 274-2000

May 3, 2004

The Board of Directors
Atlantic Coast Federal Corporation
505 Haines Avenue
Waycross, Georgia 31501

               Re:  Atlantic Coast Federal Corporation
                    Common Stock Par Value $0.01 Per Share

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Atlantic Coast Federal Corporation (the "Company") Common Stock, par value $0.01 per share ("Common Stock"). We have reviewed the Company's Charter, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company's prospectus and the Atlantic Coast Federal Corporation Plan of Stock Issuance, will be legally issued, fully paid and non-assessable.

     We hereby consent to our firm being referenced under the caption "Legal and Tax Opinions," and for inclusion as an exhibit to the Registration Statement on Form S-1.

                                        Very truly yours,

                                        /s/ Luse Gorman Pomerenk & Schick
                                        ---------------------------------
                                        LUSE GORMAN POMERENK & SCHICK
                                        A PROFESSIONAL CORPORATION